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


             Turner Large Cap Growth Equity Fund to Reorganize into
                           Mercury Select Growth Fund

           Turner Investment Partners Will Continue To Manage the Fund

Berwyn, PA--March, 10, 2000. As announced today by Merrill Lynch & Co. (NYSE:
MER), the Turner Large Cap Growth Equity Fund will reorganize into Merrill's Mercury Funds family, and be known as Mercury Select Growth Fund, pending shareholder approval. Turner Investment Partners will act as subadviser for the Fund.

Robert E. Turner, Chairman and Chief Investment Officer of Turner Investment Partners, said, "By staying focused on investment performance, we believe our clients and fund shareholders will reap the rewards of our new strategic relationship with Merrill Lynch and the relationship with Vanguard we announced last week. We understand that investors will only keep investing as long as our "investment engine" is running smoothly. This relationship with Merrill will allow our firm to maintain its independence and continue to retain and attract highly qualified and dedicated investment professionals. As we've stated before, we remain firmly committed to our growth philosophy and maintaining our capacity limits."

"While we begin our next decade of operation, these strategic relationships are paramount to our overall business strategy, and we do not contemplate any more reorganizations with the remaining Turner Funds," said Stephen J. Kneeley, President and Chief Operating Officer. "We had hoped to announce the Merrill Lynch and Vanguard reorganizations at the same time, but were unable to do so due to the volume of regulatory filings that needed to be prepared. The depth of capabilities and level of strategic thinking within the Merrill organization is phenomenal, and we believe that the Fund's shareholders will benefit from the reorganization of this Fund. Merrill can achieve economies of scale in assets and deliver a broad array of shareholder services. The leadership within Merrill Lynch's senior management recognizes the new paradigms affecting the industry and we are excited to be part of their strategy."

"Our large cap growth capability is one of the cornerstones of our investment strengths and critical to our continued success. We appreciate Merrill for recognizing our track record in this capitalization range," said Peter Moran, Chief Marketing Officer. " The fund ranked 15 out of 271 large cap growth funds for the 3 years ended February 29, 2000, according to the Lipper Analytical Services. [The ranking for the one year period ending 2/29/2000 was 41 out of 428 large cap growth funds]. This is the one equity capitalization range where we have unlimited capacity and proven performance, but are confronted by an army of entrenched competitors. We need to attract additional investors in order to build a stable long term base of assets."

Under the proposed reorganization of the TIP: Turner Large Cap Growth Equity Fund, shareholders will be sent a proxy asking them to approve the reorganization into the Mercury Select Growth Equity Fund. A special shareholder meeting will be scheduled for late May. If approved, the tax-free reorganization is expected to be completed in June. A preliminary proxy statement/prospectus describing the proposed transaction was filed today with the SEC. Shareholders will be mailed a copy of the definitive proxy statement/prospectus after it is reviewed by the SEC.

Shareholders should read the proxy statement/prospectus carefully when they receive it because it contains important information about the proposed reorganization. Shareholders can also obtain the proxy statement/prospectus and other information about the proposed reorganization for free from the SEC's website (www.sec.gov). In addition, shareholders can obtain a prospectus or other reports and information for free from Turner Investment Partners by calling 1-800-224-6312.

Turner Investment Partners manages over $8 billion in equity and fixed income assets in mutual funds and institutional separate accounts. As of February 29, 2000, The Turner Funds are comprised of 7 equity and 3 fixed income funds and over $2 billion in assets. More information on Turner, including its asset capacity study, is available from its website at http://www.turner-invest.com.

Merrill Lynch is one of the world's leading financial management and advisory companies with offices in 43 countries and total client assets exceeding $1.7 trillion

Past performance is no guarantee of future results. The Fund's distributor is SEI Investments Distribution Co., Oaks, PA. Investments in mutual funds involve risk, including possible loss of the principal amount invested. Please read the prospectus carefully before investing or sending money. For a free prospectus containing more complete information about the Turner Large Cap Growth Equity Fund, or any other Turner Fund, including charges and expenses, please call 1-800-224-6312.

Contact:
Stephen J. Kneeley
Turner Investment Partners, Inc.
610.251.0268
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